Exhibit 8.1

São Paulo, June 5, 2009

Gafisa S.A.
Av. Nações Unidas No. 8,501, 19th Floor
São Paulo – SP, Brazil

Ladies and Gentlemen:

We have acted as Brazilian counsel to Gafisa S.A., a sociedade anônima organized under the laws of the Federative Republic of Brazil (the “Company”) in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration and sale from time to time of common shares of the Company (the “Shares”) without par value, in the form of American Depositary Shares each representing two Shares.

We hereby confirm that the discussions set forth in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2008 filed with the SEC and incorporated by reference into the Registration Statement under the caption “Item 10. Additional Information—E. Taxation—Brazilian Tax Considerations” and “—Other Brazilian Taxes,” insofar as such discussions constitute summaries of Brazilian law, is our opinion on the matters referred to therein based on what is expressed in Brazilian law currently in force.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Company’s Registration Statement and to any related supplemental registration statement filed pursuant to the rule applicable.

Very truly yours,

/s/ Barbosa, Müssnich & Aragão
Barbosa, Müssnich & Aragão